EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Cogdell Spencer Inc. of Form S-11 of our report dated August 9, 2005, relating to the balance sheet of Cogdell Spencer Inc. as of July 5, 2005 (inception) and our report dated August 9, 2005, relating to the combined financial statements of Cogdell Spencer Inc. Predecessor as of December 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Summary Financial Data”, “Selected Financial Data” and “Experts” in such Prospectus.

/s/  Deloitte & Touche LLP

Charlotte, North Carolina
August 9, 2005